EXHIBIT 99.1

FOR IMMEDIATE RELEASE			NEWS RELEASE

Date Submitted:	January 25, 2011	Contact:	Samuel G. Stone
NASDAQ Symbol:	FBMI		Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Highlights Include:

•
Net income available to common shareholders of $431,000 in the fourth quarter of 2010 increased $945,000 compared to a negative $514,000 in the fourth quarter of 2009, as net income increased to $843,000 from a loss of $101,000

•	Earnings per share equaled $0.05 for the fourth quarter of 2010, up from a loss of $0.07 per share in the fourth quarter of 2009
•
Provision expense of $4.7 million in the fourth quarter of 2010 decreased from $5.0 million in the fourth quarter of 2009, and net charge-offs, although increasing over these periods, were more than covered by provision in both periods

•	Ratio of the allowance for loan losses to loans strengthened to 2.08% at December 31, 2010, compared to 1.70% at December 31, 2009
•	Gain on sale of mortgages increased again in the fourth quarter to $2,757,000, 34% above the third quarter level and 186% above the year-ago level
•	Loan portfolio continued to shrink due to economic conditions and lack of demand
•	Equity ratios remained strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $843,000 for the fourth quarter of 2010, compared to a loss of $101,000 for the fourth quarter of 2009, with net income available to common shareholders of $431,000 in the fourth quarter of 2010 compared to a negative $514,000 in the fourth quarter of 2009. Earnings per share were $0.05 in the fourth quarter of 2010 compared to negative $0.07 in the fourth quarter of 2009. Returns on average assets and average equity for the fourth quarter of 2010 were 0.21% and 2.1%, respectively, compared to -0.04% and -4.2% respectively in the fourth quarter of 2009.

Earnings per share for full year 2010 were $0.27, increasing 80% over the $0.15 earnings per share in 2009. For 2010, net income of $3,763,000 was 40% higher than in 2009. Net income available to common, at $2,113,000 in 2010, increased 79.6% over the $1,176,000 amount in 2009. Provision expense of $13,344,000 in 2010 exceeded net charge-offs of $11,027,000, and the provision expense was 9% lower than in 2009.

Gain on sale of mortgages increased again in the fourth quarter of 2010 after surging in the third quarter of 2010 as low interest rates on mortgages spurred refinance activity. The trend in mortgage activity in 2010 started weak in the first quarter and finished strong in the fourth quarter, while in 2009 the pattern was the opposite, starting strong in the first quarter and finishing weak in the fourth quarter. Full year gain on sale of mortgages was $5,907,000 in 2010, 22% lower than the $7,551,000 total for 2009.

The category of other non-interest income in the fourth quarter of 2010 increased 8.3% from the third quarter of 2010 but declined 72% from the fourth quarter of 2009. Of the $532,000 decline in other non-interest income in the fourth quarter of 2010 compared to the year-ago fourth quarter, $82,000 was due to a higher level of losses on sale of other real estate owned. The remainder of the decline was due to factors having negligible impact on earnings including the absence of 1st Armored and 1st Title in the consolidated results and the absence of revenue and expense impacts from a discontinued deferred compensation plan.

Ongoing FDIC insurance expense, provision expense, and other credit and collection expense continue at elevated levels. Provision expense in the fourth quarter of 2010 was $4,721,000, 54% higher than the amount in the third quarter of 2010 but 5.3% lower than in the fourth quarter of 2009. The provision expense of $4,721,000 in the fourth quarter of 2010 exceeded net charge-offs in the quarter of $4,016,000 as management continued to build the level of reserves for loan losses.

Expense control efforts continued. Comparing the fourth quarter of 2010 with the fourth quarter of 2009, salaries and employee benefits expense decreased 8.7% and occupancy and equipment expense declined 9.9%. The category of other non-interest expense increased 22% to 24% when compared to either the prior quarter or the year-ago quarter, with the increases primarily attributable to costs of managing and writing down other real estate, legal and other expenses associated with managing the loan portfolio, and expenses associated with the increased mortgage volume. Additionally, in the fourth quarter of 2009 there was a one-time reduction in the other non-interest expense category related to Michigan’s former single business tax which did not recur in subsequent periods. The sale of 1st Armored in the first quarter of 2010, while having little impact on net income, also helped to reduce expenses compared to prior periods.

Firstbank’s net interest margin was 3.99% in the fourth quarter of 2010 compared to 3.89% in the third quarter of 2010 and 3.91% in the fourth quarter of 2009. Firstbank’s affiliate banks are paying off higher costing Federal Home Loan Bank advances upon their maturities, helping to reduce funding costs. FHLB advances and notes payable declined by $31 million in the fourth quarter of 2010 and were $60 million lower than the year-ago balance. Core deposits have increased, providing a lower cost source of funding. Core deposits increased 1.3% in the fourth quarter of 2010 and were 4.4% above the year-ago level. Also, strategies employed during 2009 and throughout 2010 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, have resulted in improvement in margin. The improvement in margin helped net interest income in the fourth quarter of 2010 increase 2.4% compared to the third quarter of 2010 and increase 5.6% from the fourth quarter of 2009.

Mr. Sullivan stated, “We are pleased once again that when the opportunity to help customers by refinancing their mortgages to lower rates presented itself, our mortgage lenders and support staff stepped up and did a huge volume. The resulting gain on sale of mortgages combined with our planned reduction in higher cost funding (particularly Home Loan Bank advances) and continuing and increasing benefit of expense control strategies, helped earnings. Unfortunately, stemming from an economy that is stable but has not turned up, we continue to experience the need to charge off, and provide reserves for possible future charge-offs of, loans where borrowers have come to the end of their financial resources.

“We continue to take the conservative approach when new information becomes available indicating that a loan is deteriorating, even though in some cases, if one believes the economy will eventually recover, the provisioning seems overly harsh. For one example in the fourth quarter, during discussions with borrowers with whom we have a very good working relationship we learned that they would have to fall behind on the payment terms of their loan. The collateral for the loan was a very nice medium-scale housing development where the sale of properties has stalled. A new third party professional appraisal of the collateral used assumptions pushing resumed sales of properties far into the future, and discounting the cash flow from those sales to a present value using discount rates that are substantially above current interest rate levels even for long term rates. The new appraisal values various components of the collateral at 30% – 50% less than when originally appraised. We established a reserve that will cover a potential loss down to the new appraised value less an additional 25%, in the eventuality that we may have to liquidate collateral, even though we have not and may never need to come to the point of pursuing that action.

“The above scenario is being played out again and again throughout our industry. This kind of harsh provisioning is an important factor driving high levels of provision expense and charge-offs and resulting in weak earnings or, at quite a few banking companies, large negative earnings. We are happy to be faring better than many, and we are reporting another year of positive earnings which are increasing significantly over the prior year.

“We have ample capital, manpower, and funding resources to increase lending in our markets. We will use marketing campaigns to make that clear. However, we must choose carefully so that we do not fall into a collateral valuation trap and end up incurring losses on the new loans we make. Currently, there is very weak demand from customers for new business ventures needing funding that is bankable. Nevertheless we are confident that the economy will eventually turn up, and we are well positioned to participate.”

Total assets of Firstbank Corporation at December 31, 2010, were $1.458 billion, a decrease of 1.6% over the year-ago period. The decrease of $24 million resulted from some modest growth more than offset by the $60 million pay-down of high cost funding which had the beneficial effect mentioned above. Total portfolio loans of $1.032 billion were 8% below the year-ago level. Commercial and commercial real estate loans decreased 8.7% over this twelve month period, and real estate construction loans decreased 4.9%. Residential mortgage loans decreased 6.4% and consumer loans also decreased. The strong mortgage refinance activity resulted in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of December 31, 2010, were $1.184 billion, compared to $1.149 billion at December 31, 2009, an increase of 3.0%. Core deposits increased $50 million or 4.4% over the year-ago level.

At December 31, 2010, the ratio of the allowance for loan losses to loans increased to 2.08%, compared to 1.70% at December 31, 2009. The ratio of allowance for loan loss to non-performing loans stood at 58% on December 31, 2010, compared to 47% at December 31, 2009.

Net charge-offs were $4,016,000 in the fourth quarter of 2010, compared to $2,928,000 in the third quarter of 2010 and $2,666,000 in the fourth quarter of 2009. In the fourth quarter of 2010, net charge-offs annualized represented 1.54% of average loans. For the full year 2010, net charge-offs represented 1.02% of average loans, compared to 0.90% in 2009. The ratio of non-performing loans (including loans past due over 90 days) to loans stood at 3.60% on December 31, 2010, improved from 3.66% as of December 31, 2009.

Total shareholders’ equity was 1.1% higher at December 31, 2010, compared to the level at December 31, 2009. The ratio of average equity to average assets was 10.0% in the fourth quarter of 2010, compared to 10.2% in the fourth quarter of 2009. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of loans with provisions, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Twelve Months Ended:
	Dec 31	Sep 30	Dec 31	Dec 31	Dec 31
	2010	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$16,507	$16,869	$17,655	$67,390	$70,531
Investment securities
Taxable	991	1,032	667	3,649	2,713
Exempt from federal income tax	289	268	333	1,138	1,306
Short term investments	50	52	40	205	137
Total interest income	17,837	18,221	18,695	72,382	74,686

Interest expense:
Deposits	3,386	3,871	4,400	15,733	18,841
Notes payable and other borrowing	1,047	1,254	1,601	5,157	7,098
Total interest expense	4,433	5,125	6,001	20,890	25,939

Net interest income	13,404	13,096	12,694	51,492	48,747
Provision for loan losses	4,721	3,066	4,986	13,344	14,671
Net interest income after provision for loan losses	8,683	10,030	7,708	38,148	34,076

Noninterest income:
Gain on sale of mortgage loans	2,757	2,054	965	5,907	7,551
Service charges on deposit accounts	1,155	1,144	1,164	4,576	4,509
Gain (loss) on trading account securities	(10)	(10)	(43)	3	(213)
Gain (loss) on sale of AFS securities	(6)	1	1,236	4	1,534
Mortgage servicing	(187)	(98)	47	(96)	(471)
Other	208	192	740	1,435	2,499
Total noninterest income	3,917	3,283	4,109	11,829	15,409

Noninterest expense:
Salaries and employee benefits	4,994	5,186	5,469	20,889	22,291
Occupancy and equipment	1,335	1,361	1,482	5,555	6,248
Amortization of intangibles	185	191	216	796	934
FDIC insurance premium	543	525	456	2,098	2,430
Other	4,558	3,678	3,730	15,364	13,848
Total noninterest expense	11,615	10,941	11,353	44,702	45,750

Income before federal income taxes	985	2,372	464	5,275	3,735
Federal income taxes	142	1,048	565	1,512	1,044
Net Income	843	1,324	(101)	3,763	2,690
Preferred Stock Dividends	412	413	413	1,650	1,514
Net Income available to Common Shareholders	$431	$911	$(514)	$2,113	$1,176

Fully Tax Equivalent Net Interest Income	$13,582	$13,274	$12,932	$52,259	$49,646

Per Share Data:
Basic Earnings	$0.05	$0.12	$(0.07)	$0.27	$0.15
Diluted Earnings	$0.05	$0.12	$(0.07)	$0.27	$0.15
Dividends Paid	$0.01	$0.01	$0.10	$0.08	$0.40

Performance Ratios:
Return on Average Assets (a)	0.21%	0.34%	-0.04%	0.25%	0.19%
Return on Average Equity (a)	2.1%	3.4%	-4.2%	2.6%	1.9%
Net Interest Margin (FTE) (a)	3.99%	3.89%	3.91%	3.87%	3.82%
Book Value Per Share (b)	$14.82	$15.01	$14.77	$14.82	$14.77
Average Equity/Average Assets	10.0%	9.8%	10.2%	9.9%	10.1%
Net Charge-offs	$4,016	$2,928	$2,666	$11,027	$10,151
Net Charge-offs as a % of Average Loans (c)(a)	1.54%	1.10%	0.95%	1.02%	0.90%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31	Sep 30	Dec 31
	2010	2010	2009
ASSETS

Cash and cash equivalents:
Cash and due from banks	$25,322	$25,791	$27,254
Short term investments	48,216	68,657	80,111
Total cash and cash equivalents	73,538	94,448	107,365

Securities available for sale	266,121	242,971	159,758
Federal Home Loan Bank stock	8,203	9,084	9,084
Loans:
Loans held for sale	1,355	1,932	578
Portfolio loans:
Commercial	164,413	169,652	192,096
Commercial real estate	373,996	374,866	397,862
Residential mortgage	352,652	367,617	376,683
Real estate construction	81,016	76,255	85,229
Consumer	59,543	63,455	69,736
Total portfolio loans	1,031,620	1,051,845	1,121,607
Less allowance for loan losses	(21,431)	(20,725)	(19,114)
Net portfolio loans	1,010,189	1,031,120	1,102,493

Premises and equipment, net	25,431	24,846	25,437
Goodwill	35,513	35,513	35,513
Other intangibles	2,145	2,329	2,940
Other assets	35,848	35,597	39,187
TOTAL ASSETS	$1,458,343	$1,477,840	$1,482,356

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$185,191	$172,416	$164,333
Interest bearing accounts:
Demand	293,900	284,520	255,414
Savings	210,239	202,816	174,114
Time	486,506	501,059	532,370
Wholesale CD's	7,947	11,440	22,832
Total deposits	1,183,783	1,172,251	1,149,063

Securities sold under agreements to
repurchase and overnight borrowings	41,328	39,617	39,409
FHLB Advances and notes payable	40,658	72,100	100,263
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	8,062	8,173	10,657
Total liabilities	1,309,915	1,328,225	1,335,476

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,763	32,756	32,734
Common stock; 20,000,000 shares authorized	115,224	115,132	114,773
Retained earnings	295	(57)	(1,225)
Accumulated other comprehensive income/(loss)	146	1,784	598
Total shareholders' equity	148,428	149,615	146,880
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,458,343	$1,477,840	$1,482,356

Common stock shares issued and outstanding	7,803,816	7,786,405	7,730,241
Principal Balance of Loans Serviced for Others ($mil)	$616.9	$605.2	$602.1

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	3.60%	3.36%	3.66%
Non-Perf. Loans + OREO / Loans (a) + OREO	4.37%	4.18%	4.29%
Non-Performing Assets / Total Assets	3.12%	3.00%	3.27%
Allowance for Loan Loss as a % of Loans (a)	2.08%	1.97%	1.70%
Allowance / Non-Performing Loans	58%	59%	47%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,041,986	$1,065,850	$1,124,361
Total Earning Assets	1,355,226	1,358,914	1,318,027
Total Shareholders' Equity	148,043	147,273	147,730
Total Assets	1,484,854	1,497,943	1,455,351
Diluted Shares Outstanding	7,796,168	7,776,438	7,712,814

(a) Total Loans less loans held for sale